Virtus ETF Trust II 485BPOS

Exhibit 99(h)(5)

AMENDMENT
TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment dated January 19, 2021 with effect as of December 1, 2020 (“Effective Date”) is by and between VIRTUS ETF TRUST II (the “Trust”) and THE BANK OF NEW YORK MELLON (the “Bank”).

BACKGROUND:

A.	The Trust and the Bank are parties to a Transfer Agency and Service Agreement dated as of December 17, 2015, as amended to date, (the “Agreement”) relating to the Bank’s provision of services to the Trust and its series (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Section 9.1 of the Agreement is hereby deleted and replaced with the following:

This Agreement shall continue through December 1, 2024 (the “Initial Term”). Thereafter, this Agreement shall continue automatically for successive terms of two (2) years each (each a “Renewal Term”), provided however, that this Agreement may be terminated at the end of its Initial Term or at the end of a Renewal Term by the Bank upon ninety (90) days’ prior written notice to the other parties, and by the Trust upon 90 days’ prior written notice to the Bank.

If the Trust or the Bank materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non- Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party even during the Initial Term or a Renewal Term. In all cases, termination by the Non- Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

2.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

VIRTUS ETF TRUST II

/s/ William J. Smalley
On behalf of each Series identified on Exhibit A attached to the Agreement

By:	/s/ William J. Smalley
Name:	William J. Smalley
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch
Title:	Relationship Manager